Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-192476

Free Writing Prospectus dated February 10, 2014

Learn more You can now reserve shares of Fantex Vernon Davis | To view this email as a web page, click here. How It Works | Sign Up | Log in SHARES OF FANTEX VERNON DAVIS TRACKING STOCK NOW AVAILABLE FOR RESERVATION IN YOUR STATE Hello there, Fantex Brokerage Services is pleased to announce that you can now reserve shares of Fantex Vernon Davis in the state of your state! As you know, the Fantex Platform is an all-new marketplace where investors can buy and sell stock linked to the cash flow of the brand of professional athletes and entertainers.1 The Fantex Vernon Davis security is linked to the underlying cash flow of Vernon Davis' brand, including his current and future playing contracts, endorsements, appearance fees as well as his post-career income such as broadcasting. It’s real money and a real investment. Make what you know about sports and finance matter more. RESERVE YOUR SHARES TODAY This offering is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment.

Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole. 1Fantex Vernon Davis is intended to track and reflect the separate economic performance of the brand contract that Fantex, Inc. has signed with Vernon Davis. However, holders of shares of Fantex Vernon Davis will have no direct investment in that brand contract, associated tracking series brand or Vernon Davis. Rather, an investment in Fantex Vernon Davis will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any other tracking stock that Fantex, Inc. may establish and issue in the future. Fantex cannot assure you as to the development or liquidity of any trading market for the Fantex Vernon Davis tracking stock. Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates, which has not yet become effective. These securities may not be sold nor may offers to buy be accepted and no part of the purchase price can be received prior to the time the registration statement becomes effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315- 3482. You can view the prospectus here https://fantex.com/fantex-vernon-davis-215595/prospectus. Fantex Brokerage Services, LLC, 330 Townsend St., Suite 234, San Francisco, CA 94107 © 2014 Fantex Brokerage Services, LLC Member of SIPC. For details, please see www.sipc.org This message is not an offer to sell or a solicitation of any investment products or other financial product or service, an official confirmation of any transaction, or an official statement of Fantex Brokerage Services, LLC Privacy Statement | Unsubscribe | Contact Us